Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED AUGUST 16, 2011 TO PROSPECTUS DATED MAY 13, 2011

JULY 2011 PERFORMANCE UPDATE

	July 2011	Year to Date	Total NAV 7/31/11	NAV per Unit 7/31/11

Series A-1	13.63%	13.45%	$14,320,069	$1,777.43
Series A-2	13.82%	14.61%	$3,324,458	$1,915.17
Series B-1	16.42%	15.05%	$7,532,714	$1,554.54
Series B-2	16.62%	16.22%	$5,060,744	$1,615.22

          * All performance is reported net of fees and expenses

Fund results for July 2011:

          PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

          The Fund’s trading strategies bounced back to produce strong returns in July as global contagion fears resulted in strong moves for safe haven assets at the expense of risk. The Fund’s short-term strategies contributed positively to overall performance as gains in bonds and stocks offset small losses in currencies, metals and energies. The strongest performing sectors on the month were bonds, metals, and currencies, with bonds have the most substantial returns. Meanwhile, stock indices and grains produced moderate losses. The Fund’s perpetual gold position produced substantial positive returns in July as the debt crisis in Europe and the U.S. accelerated.

          The Fund’s bond positions performed well in July on speculation that there is an increasing likelihood of a debt-related slowdown in Europe and the U.S.German bunds rallied on demand for safe haven assets as CPI figures remained muted despite factory orders and exports easily surpassing expectations.. The health of major banks in Italy and Spain came into question forcing Spanish and Italian yield to soar amid increasing loan losses for private banks. In the U.S., the combination of a disappointing early month jobs report and debt ceiling related slowdown fears supported the steady trend higher.

          Allocations to metals produced positive results on the month as policy maker deadlocks in Europe and the U.S. drove investors to the perceived safety of gold and silver. December gold finished 8.4% higher, surpassing the $1637 level, while September silver added 15.2% to finish just over the $40 mark. London copper added 4.5% due to strong U.S. corporate earnings and a 20% increase in Chinese refined copper imports following May’s domestic stocks drawdown. An early month Chinese rate hike and a somewhat disappointing GDP report did little to slow the advance.

          The Fund’s currency market positions yielded positive results in July as early U.S. dollar strength reversed mid-month, giving way to concern over the risks associated with a failure to raise the U.S. debt ceiling. The first half of the month saw a heavy dose of euro weakness amid conflicting signals from various euro zone officials as to the ultimate fate of their heavily indebted members and the monetary union itself. The U.S. dollar rallied over 2% while the euro gave up over 3% amid Greek default talk and heightening Italian solvency concerns. From there, the U.S dollar reversed as global investors sought protection from a potential U.S. default as debt ceiling negotiations faltered.

          The Fund yielded slightly negative results in the stock indices sector in July as global markets continued to retrace from spring highs amid debt worries. Grainpositions also experienced moderate losses in July on weather related yield uncertainty.

SUPERFUND GOLD, L.P. – SERIES A-1
 July 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended July 31, 2011)

STATEMENT OF INCOME

July 2011

Investment income, interest	$581

Expenses
Management fee	26,963
Ongoing offering expenses	—
Operating expenses	8,987
Selling commissions	23,967
Other expenses	1,051
Incentive fee	—
Brokerage commissions	13,996
Total expenses	74,964

Net investment gain (loss)	(74,383)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	945,387
Net change in unrealized appreciation (depreciation) on futures and forward contracts	846,375

Net gain(loss) on investments	1,791,762

Net increase (decrease) in net assets from operations	$1,717,379

STATEMENT OF CHANGES IN NET ASSET VALUE

July 2011

Net assets, beginning of period	$12,483,592

Net increase (decrease) in net assets from operations	1,717,379

Capital share transactions
Issuance of shares	374,900
Redemption of shares	(255,786)

Net increase(decrease) in net assets from capital share transactions	119,114

Net increase(decrease) in net assets	1,836,493

Net assets, end of period	$14,320,085

NAV Per Unit, end of period	$1,777.43

SUPERFUND GOLD, L.P. – SERIES A-2
 July 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended July 31, 2011)

STATEMENT OF INCOME

July 2011

Investment income, interest	$135

Expenses
Management fee	6,249
Ongoing offering expenses	—
Operating expenses	2,083
Other expenses	244
Incentive fee	—
Brokerage commissions	3,244
Total expenses	11,819

Net investment gain (loss)	(11,684)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	219,111
Net change in unrealized appreciation (depreciation) on futures and forward contracts	196,152

Net gain(loss) on investments	415,264

Net increase (decrease) in net assets from operations	$403,579

STATEMENT OF CHANGES IN NET ASSET VALUE
July 2011

Net assets, beginning of period	$2,929,296

Net increase (decrease) in net assets from operations	403,579

Capital share transactions
Issuance of shares	20,000
Redemption of shares	(28,418)

Net increase(decrease) in net assets from capital share transactions	(8,418)

Net increase(decrease) in net assets	395,161

Net assets, end of period	$3,324,458

NAV Per Unit, end of period	$1,915.17

SUPERFUND GOLD, L.P. – SERIES B-1
July 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended July 31, 2011)

STATEMENT OF INCOME

July 2011

Investment income, interest	$433

Expenses
Management fee	14,183
Ongoing offering expenses	—
Operating expenses	4,728
Selling commissions	12,607
Other expenses	1,364
Incentive fee	—
Brokerage commissions	10,920
Total expenses	43,802

Net investment gain(loss)	(43,369)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	510,450
Net change in unrealized appreciation (depreciation) on futures and forward contracts	595,413

Net gain(loss) on investments	1,105,862

Net increase (decrease) in net assets from operations	$1,062,493

STATEMENT OF CHANGE IN NET ASSET VALUE

July 2011

Net assets, beginning of period	$7,816,185

Net increase (decrease) in net assets from operations	1,062,493

Capital share transactions
Issuance of shares	40,497
Redemption of shares	(1,386,461)

Net increase (decrease) in net assets from capital share transactions	(1,345,964)

Net increase(decrease) in net assets	(283,471)

Net assets, end of period	$7,532,714

NAV Per Unit, end of period	$1,554.54

SUPERFUND GOLD, L.P. – SERIES B-2
July 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended July 31, 2011)

STATEMENT OF INCOME

July 2011

Investment income, interest	$291

Expenses
Management fee	9,512
Ongoing offering expenses	—
Operating expenses	3,171
Other expenses	915
Incentive fee	—
Brokerage commissions	7,324
Total expenses	20,922

Net investment gain(loss)	(20,632)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	342,381
Net change in unrealized appreciation (depreciation) on futures and forward contracts	399,335

Net gain(loss) on investments	741,716

Net increase (decrease) in net assets from operations	$721,084

STATEMENT OF CHANGE IN NET ASSET VALUE

July 2011
Net assets, beginning of period	$4,472,057

Net increase (decrease) in net assets from operations	721,084

Capital share transactions

Issuance of shares	0
Redemption of shares	(132,397)

Net increase (decrease) in net assets from capital share transactions	(132,397)

Net increase(decrease) in net assets	588,688

Net assets, end of period	$5,060,744

NAV Per Unit, end of period	$1,615.22

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.